AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made as of July 18, 2008, between PROSPECT STREET HIGH INCOME PORTFOLIO INC., a Maryland corporation ("Acquired Fund"), and HIGHLAND CREDIT STRATEGIES FUND, a Delaware statutory trust ("Acquiring Fund") (each, a "Fund").

      The Funds wish to effect a reorganization described in
section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended ("Code"), and intend this Agreement to be, and adopt it as, a "plan of reorganization" within the meaning of the
regulations under the Code ["Regulations"].   The reorganization
will consist of (1) the transfer of Acquired Fund's assets to Acquiring Fund in exchange solely for the issuance to Acquired Fund of shares of beneficial interest in Acquiring Fund (and, if necessary or desirable, Acquiring Fund's delivery to Acquired Fund of cash in lieu of fractional shares) and Acquiring Fund's assumption of Acquired Fund's liabilities, (2) the distribution of such shares (and cash, if applicable) to Acquired Fund's stockholders in liquidation thereof, and (3) Acquired Fund's dissolution, all on the terms and conditions set forth in this Agreement (collectively, "Reorganization").

      Each of Acquired Fund's Board of Directors and Acquiring Fund's Board of Trustees (each, a "Board"), including a majority of the members thereof who are not "interested persons" (as such term is defined in the Investment Company Act of 1940, as amended ("1940 Act")) thereof, (1) has duly adopted and approved this Agreement and the transactions contemplated hereby and (2) has determined that participation in those transactions is in the best interests of its Fund and that the interests of the existing stockholders/shareholders thereof will not be diluted as a result thereof.

      Acquired Fund is authorized to issue 101,000,000 shares of capital stock, of which (1) 100,000,000 shares are classified as common stock, par value $0.03 per share ("Acquired Fund Common Stock") and (2) 1,000,000 shares are classified as Auction Rate Cumulative Preferred Shares, par value $0.001 per share, with a liquidation preference of $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) ("Acquired Fund Preferred Stock"). Acquired Fund intends to redeem the Acquired Fund Preferred Stock before the Effective Time (as defined in paragraph 3.1). Acquiring Fund is authorized to issue an unlimited number of shares of beneficial interest, par value $0.001 per share ("Acquiring Fund Shares"). All outstanding


[On or about the date hereof, Acquiring Fund also is entering into an Agreement and Plan of Reorganization with Prospect Street Income Shares Inc., a Maryland corporation ("Other Acquired Fund"), containing substantially the same terms as herein, regarding the reorganization of those entities ("Other Reorganization"). The consummation of the Reorganization is not contingent on the consummation of the Other Reorganization.] shares of each Fund are fully paid, non-assessable, and have full voting rights.

      Based on its review of the Funds' respective investment ] portfolios, each Fund has determined that those portfolios generally are compatible and, as a result, believes that all or substantially all of the Assets (as defined in paragraph 1.1) can be transferred to and held by Acquiring Fund pursuant to the Reorganization.

      In consideration of the mutual promises contained herein, the parties agree as follows:

1.	PLAN OF REORGANIZATION

      1.1.	Subject to the requisite approval of Acquired Fund's
stockholders and the terms and conditions hereof, Acquired Fund shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 ("Assets") to Acquiring Fund.
In exchange therefor, Acquiring Fund shall

      (a) issue and deliver to Acquired Fund the number of Acquiring Fund Shares determined by dividing Acquired
Fund's net value (computed as set forth in paragraph 2.1) by the net asset value ("NAV") of an Acquiring Fund Share
(computed as set forth in paragraph 2.2) (and, if necessary or desirable, deliver to Acquired Fund cash in lieu of fractional Acquiring Fund Shares); and

      (b) assume all of Acquired Fund's liabilities described in paragraph 1.3 ("Liabilities").
Such transactions shall take place at the Closing (as defined in paragraph 3.1).

      1.2.	The Assets shall consist of all assets and property --
including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register stock under applicable securities laws, books and records, and deferred and prepaid expenses (other than unamortized organizational expenses) shown as assets on Acquired Fund's books -- Acquired Fund owns at the Valuation Time (as defined in paragraph 2.1).

      1.3.	The Liabilities shall consist of all of Acquired
Fund's liabilities, debts, obligations, and duties of whatever kind or nature existing at the Valuation Time, whether absolute, accrued, contingent, or otherwise, whether known or unknown, whether or not arising in the ordinary course of business, whether or not determinable at the Valuation Time, and whether or not specifically referred to in this Agreement, excluding Reorganization Expenses (as defined in paragraph 4.3.9) borne by Acquiring Fund and/or the Other Acquired Fund pursuant to paragraph 7.2. Notwithstanding the foregoing, Acquired Fund agrees to use its best efforts to discharge all its known Liabilities before the Effective Time.

      1.4.	At the Effective Time (or as soon thereafter as is
reasonably practicable), Acquired Fund shall distribute the Acquiring Fund Shares (and, if applicable, the cash) it receives pursuant to paragraph 1.1(a) to the holders of record at the Effective Time of Acquired Fund Common Stock (each, a "Stockholder"), in exchange for their Acquired Fund Common
Stock, and shall completely liquidate. The distribution of such shares shall be accomplished by Acquiring Fund's transfer agent's opening accounts on Acquiring Fund's shareholder records in the names of the Stockholders (except Stockholders in whose names accounts thereon already exist) and crediting each Stockholder's newly opened or pre-existing account with the respective pro rata number of Acquiring Fund Shares due such Stockholder. All outstanding Acquired Fund Common Stock, including any represented by certificates, shall simultaneously be canceled on Acquired Fund's stockholder records. Acquiring Fund shall not issue certificates representing the Acquiring
Fund Shares issued in connection with the Reorganization.

      1.5.	If it is necessary or desirable to distribute cash in
lieu of fractional Acquiring Fund Shares, then fractional
Acquiring Fund Shares that the Stockholders (except the agent for Acquired Fund's dividend reinvestment plan) would otherwise be entitled to receive pursuant to paragraph 1.4 shall not be distributed to them. In that event, each such Stockholder instead shall receive an amount of cash equal to the fraction of an Acquiring Fund Share it otherwise would have received multiplied by the NAV per Acquiring Fund Share at the Valuation
Time.

      1.6.	Acquired Fund shall declare and, immediately before
the Valuation Time, shall pay (a) to the holders of the Acquired Fund Common Stock one or more dividends and/or other distributions in an amount large enough so that, together with the dividends described in (b) below, it will have distributed substantially all (and in any event not less than 98%) of its
(i) "investment company taxable income" (within the meaning of section 852(b)(2) of the Code), computed without regard to any deduction for dividends paid, and (ii) "net capital gain" (as defined in section 1222(11) of the Code), after reduction by any capital loss carryforward, for the current taxable year through the Effective Time and (b) to the holders of the Acquired Fund Preferred Stock, if any is then outstanding, all accumulated unpaid dividends.

      1.7.	As soon as reasonably practicable after the
distribution of the Acquiring Fund Shares (and, if applicable, cash) pursuant to paragraph 1.4, (a) Acquired Fund shall be dissolved and any further actions shall be taken in connection therewith as required by applicable law and (b) the Acquired Fund Common Stock shall be delisted from the New York Stock Exchange ("NYSE") and Acquired Fund's registration under the 1940 Act shall be terminated.

      1.8.	Any reporting responsibility of Acquired Fund to a
public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the Securities and Exchange Commission ("Commission"), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is dissolved.

      1.9.	Any transfer taxes payable on issuance of Acquiring
Fund Shares in a name other than that of the registered holder on Acquired Fund's stockholder records of the Acquired Fund
Common Stock actually or constructively exchanged therefor shall be paid by the person to whom such Acquiring Fund Shares are to be issued, as a condition of such transfer.

      1.10.	After Acquired Fund's stockholders approve this
Agreement, Acquired Fund shall file articles of transfer complying with section 3-109 of the Maryland General Corporation Law (Titles 1-3 of the Corporations and Associations Article of the Maryland Code) ("Articles of Transfer") with the Department of Assessments and Taxation of the State of Maryland ("Department").

2.	VALUATION

      2.1.	For purposes of paragraph 1.1(a), Acquired Fund's net
value shall be (a) the value of the Assets computed at the close of regular trading on the NYSE on the date of the Closing
("Valuation Time"), using the valuation procedures adopted by its Board.

      2.2.	For purposes of paragraph 1.1(a), the NAV per
Acquiring Fund Share shall be computed at the Valuation Time, using the valuation procedures adopted by Acquiring Fund's
Board.

      2.3.	All computations pursuant to paragraphs 2.1 and 2.2
shall be made by or under the direction of Highland Capital
Management, L.P. ("Adviser").

3.	CLOSING AND EFFECTIVE TIME

      3.1.	Unless the Funds agree otherwise, (a) the
Reorganization, together with related acts necessary to consummate it ("Closing"), shall occur at Acquiring Fund's offices on the later of (i) the date the Articles of Transfer are accepted for record by the Department or (ii) a later date specified in the Articles of Transfer not more than 30 days after they are so accepted (which later date must be a day on which the NYSE is open for regular trading ("Business Day")), and (b) all acts taking place at the Closing shall be deemed to take place simultaneously at the close of business (4:00 p.m., Eastern Time) on that date ("Effective Time"). If, immediately before the Valuation Time, (i) the NYSE or another primary trading market for portfolio securities of either Fund (each, an "Exchange") is closed to trading or trading thereon is restricted or (ii) trading or the reporting of trading on an Exchange or elsewhere is disrupted, so that, in either Board's judgment, accurate appraisal of Acquired Fund's net value and/or the NAV on an Acquiring Fund Share is impracticable, the Effective Time shall be postponed until the first day on which the NYSE is open for regular trading after the day when such trading has been fully resumed and such reporting has been restored.

      3.2.	Each Fund shall direct its fund accounting and pricing
agent to deliver at the Closing a certificate of an authorized officer verifying that the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by Acquired Fund to Acquiring
Fund, as reflected on Acquiring Fund's books immediately after the Closing, does or will conform to such information on Acquired Fund's books immediately before the Closing. Acquired
Fund shall direct its custodian to deliver at the Closing a certificate of an authorized officer stating that (a) the Assets it holds will be transferred to Acquiring Fund at the Effective
Time and (b) all necessary taxes in conjunction with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

      3.3.	Acquired Fund shall direct its transfer agent to
deliver at the Closing a certificate verifying that the Stockholders' names and addresses, and the number of full and fractional (rounded to the third decimal place) outstanding shares of Acquired Fund Common Stock each Stockholder owns, does or will conform to such information provided to the Acquiring Fund, at the Effective Time. Acquiring Fund shall direct its transfer agent to deliver at the Closing a certificate as to the opening of accounts on Acquiring Fund's shareholder records in the names of the Stockholders (except Stockholders in whose names accounts thereon already exist). Acquiring Fund shall issue and deliver to Acquired Fund a confirmation, or other evidence satisfactory to Acquired Fund, that the Acquiring Fund Shares to be credited to Acquired Fund at the Effective Time have been credited to its account on such records. At the Closing, each Fund shall deliver to the other bills of sale, checks, assignments, stock certificates, receipts, or other documents the other Fund or its counsel reasonably requests.

      3.4.	Each Fund shall deliver to the other at the Closing a
certificate executed in its name by its President or a Vice
President in form and substance satisfactory to the recipient and dated the date of the Closing, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES

      4.1.	Acquired Fund represents and warrants to Acquiring
Fund as follows:

      4.1.1.	Acquired Fund (a) is a corporation that is
duly organized, validly existing, and in good standing under the laws of the State of Maryland and (b) has the power to own all its properties and assets and to carry on its business as described in documents filed with the Commission; and its Articles of Incorporation ("Charter") are on file with the Department;

      4.1.2.	Acquired Fund is duly registered as a
closed-end management investment company under the 1940
Act, such registration is in full force and effect, and no proceeding has been instituted to suspend such registration;

      4.1.3.	At the Effective Time, Acquired Fund will
have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets free of any liens or other encumbrances
(except securities that are subject to "securities loans," as referred to in section 851(b)(2) of the Code, or that are restricted to resale by their terms), and on delivery and payment for the Assets, Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended ("1933 Act"), except as previously disclosed in writing to and accepted by Acquiring Fund;

      4.1.4.	Acquired Fund is not currently engaged in,
and Acquired Fund's execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a material violation of any provision of Maryland law, the Charter or Acquired Fund's By-Laws, or any agreement, indenture, instrument, contract, lease, or other undertaking (each, an "Undertaking") to which Acquired Fund is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which Acquired Fund is a party or by which it is bound;

      4.1.5.	All material contracts and other commitments
of or applicable to Acquired Fund (other than this Agreement and certain investment contracts, including options, futures, and forward contracts) will terminate, or provision for discharge of any liabilities of Acquired Fund thereunder will be made, at or before the Effective Time, without either Fund's incurring any liability or penalty with respect thereto and without diminishing or releasing any rights Acquired Fund may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;

      4.1.6.	Except as previously disclosed in writing to
and accepted by Acquiring Fund, (a) no litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to Acquired Fund's knowledge, threatened against Acquired Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect Acquired Fund's financial condition or the conduct of its business, and (b) Acquired Fund knows of no facts that might form the basis for the institution of any such litigation, proceeding, or investigation and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially or adversely affects Acquired Fund's business or its ability to consummate the transactions contemplated hereby;

      4.1.7.	The execution, delivery, and performance of
this Agreement have been duly authorized at the date hereof by all necessary action on the part of Acquired Fund's
Board, which has made the determinations required by Rule
17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of Acquired Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

      4.1.8.  No governmental consents, approvals,
authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended, or the 1940 Act (collectively, "Federal Securities Laws") or state securities laws, and no authorizations, consents, or orders of any court are required, for Acquired Fund's execution or performance of this Agreement, except for (a) Acquiring
Fund's filing with the Commission of a registration statement on Form N-14 relating to the Acquiring Fund
Shares issuable hereunder, and any supplement or amendment thereto ("Registration Statement"), including therein a prospectus and proxy statement ("Prospectus/Statement"), and (b) consents, approvals, authorizations, and filings that have been made or received or may be required after the Effective Time;

      4.1.9.  On the effective date of the Registration
Statement, at the time of the Stockholders Meeting (as defined in paragraph 6.1), and at the Effective Time, the Prospectus/Statement did or will (a) comply in all material respects with the applicable provisions of the Federal
Securities Laws and the rules and regulations thereunder and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided that the foregoing shall not apply to statements in or omissions from the Prospectus/Statement made in reliance on and in conformity with information furnished by Acquiring Fund for use therein;

      4.1.10. Acquired Fund incurred the Liabilities in the ordinary course of its business; and there are no Liabilities other than those disclosed or provided for in Acquired Fund's financial statements referred to in paragraph 4.1.18 and Liabilities incurred by Acquired Fund in the ordinary course of its business subsequent to October 31, 2007, none of which has been materially adverse to the business, assets, or results of Acquired Fund's operations;

      4.1.11.  For each taxable year of its operation
(including the taxable year ending at the Effective Time), Acquired Fund has met (or for its current taxable year will meet) the requirements of Subchapter M of Chapter 1 of the Code ("Subchapter M") for qualification as a regulated investment company ("RIC") and has been (or for such year will be) eligible to and has computed (or for such year will compute) its federal income tax under section 852 of the Code; from the time Acquired Fund's Board approved the transactions contemplated hereby ("Approval Time") through the Effective Time, Acquired Fund has invested and will invest its assets in a manner that ensures its compliance with the foregoing and paragraph 4.1.12; from the time it commenced operations through the Effective Time, Acquired
Fund has conducted and will conduct its "historic business"
(within the meaning of section 1.368-1(d)(2) of the Regulations) in a substantially unchanged manner; from the Approval Time through the Effective Time, Acquired Fund (1) has not disposed of and/or acquired, and will not dispose of and/or acquire, any assets (a) for the purpose of satisfying Acquiring Fund's investment objective or policies or (b) for any other reason except in the ordinary course of its business as a RIC and (2) has not otherwise changed, and will not otherwise change, its historic investment policies; Acquired Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it; and Acquired Fund has not at any time since its inception been liable for, and is not now liable for, any material tax pursuant to sections 852 or 4982 of the Code, except as previously disclosed in writing to and accepted by Acquiring Fund;

      4.1.12. Acquired Fund is in the same line of business as Acquiring Fund is in, for purposes of section 1.368-1(d)(2) of the Regulations, and did not enter into such line of business as part of the plan of reorganization;

      4.1.13.  At the Effective Time, at least 33 1/3% of
Acquired Fund's portfolio assets will meet Acquiring Fund's investment objectives, strategies, policies, risks, and restrictions, and Acquired Fund did not alter and will not alter its portfolio in connection with the Reorganization to meet such 33 1/3% threshold;

      4.1.14. To the best of Acquired Fund's management's knowledge, at the record date for Acquired Fund's stockholders entitled to vote on approval of this Agreement, there was no plan or intention by its stockholders to sell, exchange, or otherwise dispose of a number of shares of Acquired Fund Common Stock (or
Acquiring Fund Shares to be received in the Reorganization), in connection with the Reorganization, that would reduce their ownership of the Acquired Fund Common Stock (or the equivalent Acquiring Fund Shares) to a number of shares that was less than 50% of the number of shares of Acquired Fund Common Stock at such date;

      4.1.15. Acquired Fund is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A) of the Code);

      4.1.16. During the five-year period ending at the Effective Time, (a) neither Acquired Fund nor any person
"related" (as defined in section 1.368-1(e)(4) of the Regulations) ("Related") to it will have acquired Acquired
Fund Common Stock, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Acquired Fund Common Stock and (b) no distributions will have been made with respect to Acquired Fund Common Stock, other than normal, regular dividend distributions made pursuant to Acquired Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section
561 of the Code) referred to in sections 852(a)(1) and 4982(c)(1)(A) of the Code;

      4.1.17. By the Effective Time, Acquired Fund shall have duly and timely filed all federal, state, local, and foreign tax returns required by law to have been filed by such date (giving effect to properly and timely filed extensions of time to file); Acquired Fund has timely paid all taxes payable pursuant to such filed returns except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; and Acquired
Fund is in compliance in all material respects with applicable Regulations pertaining to the reporting of, and withholding in respect of, distributions on and repurchases, if any, of its stock and is not liable for any material penalties that could be imposed thereunder;

      4.1.18.  The Statement of Assets and Liabilities
(including Schedule of Investments), Statement of
Operations, and Statement of Changes in Net Assets
(collectively, "Statements") of Acquired Fund at and for the fiscal year (in the case of the last Statement, for the two fiscal years) ended October 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and are in accordance with generally accepted accounting principles ("GAAP"), and copies thereof have been delivered to Acquiring Fund; to Acquired Fund's management's best knowledge and belief, there are no known contingent liabilities of Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP consistently applied at such date that are not disclosed therein; and such audited Statements present fairly, in all material respects, Acquired Fund's financial condition at such date in accordance with GAAP consistently applied and the results of its operations and changes in its net assets for the period then ended;

      4.1.19. Since October 31, 2007, there has not been any material adverse change in Acquired Fund's financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as previously disclosed in writing to and accepted by Acquiring Fund; for purposes of this representation, a decline in NAV or price per share of Acquired Fund Common Stock due to declines in market values of securities Acquired Fund holds or the discharge of Acquired Fund's liabilities shall not constitute a material adverse change;

      4.1.20.  All issued and outstanding Acquired Fund
Common Stock is, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by Acquired Fund and has been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Acquired Fund Common Stock will, at the Effective Time, be held by the persons and in the amounts set forth on Acquired Fund's stockholder records, as provided in paragraph 3.3; and Acquired Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Acquired Fund Common Stock, nor are there outstanding any securities convertible into any Acquired Fund Common Stock;

      4.1.21.  Not more than 25% of the value of Acquired
Fund's total assets (excluding cash, cash items, and U.S.
government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

      4.1.22.  No registration of any Asset under the 1933
Act or any state securities or blue sky laws would be required if it was, at the Effective Time, the subject of a public distribution by either Fund, except as previously disclosed in writing to and accepted by Acquiring Fund; and

      4.1.23.  Its Board has not adopted a resolution
electing to be subject to the Maryland Business Combination
Act or the Maryland Control Share Acquisition Act.

      4.2.	Acquiring Fund represents and warrants to Acquired
Fund as follows:

      4.2.1.	Acquiring Fund (a) is a statutory trust that
is duly organized, validly existing, and in good standing under the laws of the State of Delaware and (b) has the power to own all its properties and assets and to carry on its business as described in documents filed with the Commission; and its Certificate of Trust has been filed with the office of the Secretary of State of Delaware;

      4.2.2.	Acquiring Fund is duly registered as a
closed-end management investment company under the 1940
Act, such registration is in full force and effect, and no proceeding has been instituted to suspend such registration;

      4.2.3.	No consideration other than Acquiring Fund
Shares (and Acquiring Fund's assumption of the Liabilities and, if necessary or desirable, cash in lieu of fractional
Acquiring Fund Shares) will be issued in exchange for the Assets in the Reorganization;

      4.2.4.	The Acquiring Fund Shares to be issued and
delivered hereunder will, at the Effective Time, have been duly authorized by Acquiring Fund and, when issued and delivered as provided herein (including the receipt of consideration in exchange therefor exceeding their par value), will be duly and validly issued and outstanding shares of Acquiring Fund, fully paid and non-assessable by Acquiring Fund;

      4.2.5.	Acquiring Fund's Agreement and Declaration
of Trust ("Declaration") permits it to vary its shareholders' investment. Acquiring Fund does not have a fixed pool of assets -- it is a managed portfolio of securities, and Adviser has the authority to buy and sell securities for it;

      4.2.6.	Acquiring Fund is not currently engaged in,
and Acquiring Fund's execution, delivery, and performance of this Agreement will not result in, (1) a material violation of any provision of Delaware law, the Declaration or Acquiring Fund's By-Laws, or any Undertaking to which Acquiring Fund is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which Acquiring Fund is a party or by which it is bound;

      4.2.7.	Except as previously disclosed in writing to
and accepted by Acquired Fund, (a) no litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to Acquiring Fund's knowledge, threatened against Acquiring Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect Acquiring Fund's financial condition or the conduct of its business, and (b) Acquiring Fund knows of no facts that might form the basis for the institution of any such litigation, proceeding, or investigation and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially or adversely affects Acquiring Fund's business or its ability to consummate the transactions contemplated hereby;

      4.2.8.	The execution, delivery, and performance of
this Agreement have been duly authorized at the date hereof by all necessary action on the part of Acquiring Fund's
Board, which has made the determinations required by Rule
17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of Acquiring Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

      4.2.9.	No governmental consents, approvals,
authorizations, or filings are required under the Federal
Securities Laws or state securities laws, and no authorizations, consents, or orders of any court are required, for Acquiring Fund's execution or performance of this Agreement, except for (a) the filing with the Commission of the Registration Statement and (b) such consents, approvals, authorizations, and filings as have been made or received or as may be required subsequent to the Effective Time;

      4.2.10.  On the effective date of the Registration
Statement, at the time of the Stockholders Meeting, and at the Effective Time, the Prospectus/Statement did or will
(a) comply in all material respects with the applicable provisions of the Federal Securities Laws and the rules and regulations thereunder and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided that the foregoing shall not apply to statements in or omissions from the Prospectus/Statement made in reliance on and in conformity with information furnished by Acquired
Fund for use therein;

      4.2.11. For each taxable year of Acquiring Fund's operation (including the taxable year in which the Effective Time occurs), Acquiring Fund has met (or for its current taxable year will meet) the requirements of Subchapter M for qualification as a RIC and has been (or for such year will be) eligible to and has computed (or for such year will compute) its federal income tax under section 852 of the Code; Acquiring Fund intends to continue to meet all such requirements for the next taxable year;
Acquiring Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it; and Acquiring Fund has not at any time since its inception been liable for, and is not now liable for, any material tax pursuant to sections 852 or 4982 of the Code, except as previously disclosed in writing to and accepted by Acquired Fund;
      4.2.12.  Following the Reorganization, Acquiring Fund
(a) will continue Acquired Fund's "historic business"
(within the meaning of section 1.368-1(d)(2) of the Regulations) and (b) will use a significant portion of Acquired Fund's "historic business assets" (within the meaning of section 1.368-1(d)(3) of the Regulations) in a business; moreover, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of such business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

      4.2.13.  Acquiring Fund is in the same line of
business as Acquired Fund was in preceding the Reorganization, for purposes of section 1.368-1(d)(2) of the Regulations, and did not enter into such line of business as part of the plan of reorganization; following the Reorganization, Acquiring Fund will continue, and has no intention to change, such line of business; and at the Effective Time, (1) at least 33 1/3% of Acquired Fund's portfolio assets will meet Acquiring Fund's investment objectives, strategies, policies, risks, and restrictions and (2) Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks, or restrictions after the Reorganization;

      4.2.14.  There is no plan or intention for Acquiring
Fund to be dissolved or merged into another statutory trust or a corporation or business trust or any "fund" thereof
(as defined in section 851(g)(2) of the Code) following the Reorganization;

      4.2.15. During the five-year period ending at the Effective Time, neither Acquiring Fund nor any person
Related to it will have acquired Acquired Fund Common Stock with consideration other than Acquiring Fund Shares;

      4.2.16. By the Effective Time, Acquiring Fund shall have duly and timely filed all federal, state, local, and foreign tax returns required by law to have been filed by such date (giving effect to properly and timely filed extensions of time to file); Acquiring Fund has timely paid all taxes payable pursuant to such filed returns except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; and Acquiring Fund is in compliance in all material respects with applicable Regulations pertaining to the reporting of distributions on and repurchases, if any, of its shares and to withholding in respect of distributions to shareholders and is not liable for any material penalties that could be imposed thereunder;

      4.2.17.	 Acquiring Fund's Statements at and for the
fiscal year (in the case of its Statement of Changes in Net
Assets, for the two fiscal years) ended October 31, 2007, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and are in accordance with GAAP, and copies thereof have been delivered to Acquired Fund; to Acquiring Fund's management's best knowledge and belief, there are no known contingent liabilities of Acquiring Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP consistently applied at such date that are not disclosed therein; and such audited Statements present fairly, in all material respects, Acquiring Fund's financial condition at such date in accordance with GAAP consistently applied and the results of its operations and changes in its net assets for the period then ended;

      4.2.18. Since October 31, 2007, there has not been any material adverse change in Acquiring Fund's financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Acquiring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as previously disclosed in writing to and accepted by Acquired Fund; for purposes of this representation, a decline in NAV or price per Acquiring
Fund Share due to declines in market values of securities
Acquiring Fund holds or the discharge of Acquiring Fund's liabilities shall not constitute a material adverse change;

      4.2.19. Assuming the truthfulness and correctness of Acquired Fund's representation and warranty in paragraph
4.1.21, immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets
(excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

      4.2.20.  Acquiring Fund does not directly or
indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any Acquired Fund
Common Stock;

      4.2.21. Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except to the agent for its dividend reinvestment plan and in connection with the Other
Reorganization; nor does Acquiring Fund, or any person
Related to it, have any plan or intention to acquire -- during the five-year period beginning at the Effective
Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Stockholders pursuant to the Reorganization; and

      4.2.22.  All issued and outstanding Acquiring Fund
Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by Acquiring Fund and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; and Acquiring Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Acquiring Fund Shares, nor are there outstanding any securities convertible into any Acquiring Fund Shares.

      4.3.	Each Fund represents and warrants to the other Fund as
follows:

      4.3.1.	The fair market value of the Acquiring Fund
Shares each Stockholder receives (together with cash in lieu of fractional Acquiring Fund Shares, if any) will be approximately equal to the fair market value of its Acquired Fund Common Stock it actually or constructively surrenders in exchange therefor;

      4.3.2.	Its management (a) is unaware of any plan or
intention of Stockholders to sell, or otherwise dispose of
(1) any portion of their Acquired Fund Common Stock before the Reorganization to any person Related to either Fund or
(2) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person Related to Acquiring Fund, (b) does not anticipate dispositions of such Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of Acquired Fund Common Stock, and (c) expects that the percentage of stockholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis;

      4.3.3.	The Stockholders will pay their own expenses
(such as fees of personal investment or tax advisers for advice concerning the Reorganization), if any, incurred in connection with the Reorganization;

      4.3.4.	The fair market value of the Assets on a
going concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

      4.3.5.	There is no intercompany indebtedness
between the Funds that was issued or acquired, or will be settled, at a discount;

      4.3.6.	Pursuant to the Reorganization, Acquired
Fund will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Acquired Fund held immediately before the Reorganization; for the purposes of this representation, any amounts Acquired Fund uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) regular, normal dividend distributions (i) made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982 of the Code and (ii) on the Acquired Fund Preferred Stock and (b) redemptions of the Acquired Fund Preferred Stock) will be included as assets it held immediately before the Reorganization;

      4.3.7.	None of the compensation received by any
Stockholder who or that is an employee of or service provider to Acquired Fund will be separate consideration for, or allocable to, any of the Acquired Fund Common Stock such Stockholder held; none of the Acquiring Fund Shares any such Stockholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Stockholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

      4.3.8.	Immediately after the Reorganization, the
Stockholders will not own shares constituting "control" (as defined in section 304(c) of the Code) of Acquiring Fund;

      4.3.9.	No expenses incurred by Acquired Fund or on
its behalf in connection with the Reorganization will be paid or assumed by Acquiring Fund, Adviser, or any third party unless such expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187)
("Reorganization Expenses"), and no cash or property other than Acquiring Fund Shares will be transferred to Acquired
Fund or any of its stockholders with the intention that such cash or property be used to pay any expenses (even
Reorganization Expenses) thereof; and

      4.3.10.	The aggregate value of the acquisitions and
distributions limited by paragraphs 4.1.16, 4.2.15, and
4.2.21 will not exceed 50% of the value (without giving effect to such acquisitions and distributions) of the proprietary interest in Acquired Fund at the Effective
Time.

5.	COVENANTS

      5.1.	Each Fund covenants to operate its business in the
ordinary course between the date hereof and the Closing, it being understood that:

      (a) such ordinary course will include declaring and paying customary dividends and other distributions and such changes in operations as are contemplated by each Fund's normal business activities; and

      (b) each Fund will retain exclusive control of the composition of its portfolio until the Closing.

      5.2.	Acquired Fund covenants that the Acquiring Fund Shares
to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof.

      5.3.	Acquired Fund covenants that it will assist Acquiring
Fund in obtaining information Acquiring Fund reasonably requests concerning the beneficial ownership of Acquired Fund Common
Stock.

      5.4.	Acquired Fund covenants that its books and records
(including all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) regarding
Acquired Fund will be turned over to Acquiring Fund at the Closing.

      5.5.	Each Fund covenants to cooperate in preparing the
Prospectus/Statement in compliance with applicable federal securities laws.

      5.6.	Each Fund covenants that it will, from time to time,
as and when requested by the other Fund, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken all further action, the other Fund may deem necessary or desirable in order to vest in, and confirm to, (a) Acquiring Fund title to and possession of all the Assets and (b) Acquired Fund title to and possession of the Acquiring Fund Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.

      5.7.	Acquiring Fund covenants to use all reasonable efforts
to obtain the approvals and authorizations required by the 1933
Act, the 1940 Act, and state securities laws it deems appropriate to continue its operations after the Effective Time.

      5.8.	Acquiring Fund shall cause the Acquiring Fund Shares
to be issued hereunder to be listed on the NYSE at the Effective
Time subject to official notice of issuance.

      5.9.	Once Acquired Fund files the notice and commences the
redemption process described in paragraph 6.5, it covenants to complete such process as expeditiously as possible.

      5.10.	Subject to this Agreement, each Fund covenants to
take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.

6. CONDITIONS PRECEDENT

      Each Fund's obligations hereunder shall be subject to (a) performance by the other Fund of all its obligations to be performed hereunder at or before the Effective Time, (b) all representations and warranties of the other Fund contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at the Effective Time, and
(c) the following further conditions that, at or before the Effective Time:

      6.1.	This Agreement and the transactions contemplated
hereby shall have been duly adopted and approved by both Boards, and Acquired Fund shall have called a meeting of its stockholders to consider and act on this Agreement and to take all other action necessary to obtain approval of the transactions contemplated hereby ("Stockholders Meeting").

      6.2.	All necessary filings shall have been made with the
Commission and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby; the Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued, and, to each Fund's best knowledge, no investigation or proceeding for such purpose shall have been instituted or be pending, threatened, or contemplated under the 1933 Act or the 1940 Act; the Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act; and all consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) either Fund deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either Fund's assets or properties, provided that either Fund may for itself waive any of such conditions.

      6.3.	At the Effective Time, no action, suit, or other
proceeding shall be pending (or, to either Fund's knowledge, threatened to be commenced) before any court, governmental agency, or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby.

      6.4.	The Funds shall have received an opinion of
Kirkpatrick & Lockhart Preston Gates Ellis LLP ("Tax Counsel") as to the federal income tax consequences mentioned below ("Tax Opinion"). In rendering the Tax Opinion, Tax Counsel may rely as to factual matters, exclusively and without independent verification, on (a) the representations and warranties made in this Agreement, which Tax Counsel may treat as representations and warranties made to it, and, if Tax Counsel requests, in separate letters addressed to Tax Counsel and (b) the certificates delivered pursuant to paragraph 3.4. The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement (without taking into account any amendment thereof to which Tax Counsel has not agreed), for federal income tax purposes:

      6.4.1.	Acquiring Fund's acquisition of the Assets
in exchange solely for Acquiring Fund Shares (and, if necessary or desirable, cash in lieu of fractional
Acquiring Fund Shares) and its assumption of the Liabilities, followed by Acquired Fund's distribution of such shares pro rata to the Stockholders (and of any such cash to the Stockholders entitled thereto) actually or constructively in exchange for their Acquired Fund Common
Stock, in complete liquidation of Acquired Fund, will qualify as a "reorganization" (as defined in section
368(a)(1)(C) of the Code), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b) of the Code);

      6.4.2.	Acquired Fund will recognize no gain or loss
on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares (and, if applicable, cash) and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution of such shares (and cash) to the Stockholders in exchange for their Acquired Fund Common Stock;

      6.4.3.	Acquiring Fund will recognize no gain or
loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares (and, if applicable, cash) and its assumption of the Liabilities;

      6.4.4.	Acquiring Fund's basis in each Asset will be
the same as Acquired Fund's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for each Asset will include Acquired Fund's holding period therefor (except where Acquiring Fund's investment activities have the effect of reducing or eliminating an Asset's holding period);

      6.4.5.	A Stockholder will recognize no gain or loss
on the exchange of all its Acquired Fund Common Stock solely for Acquiring Fund Shares pursuant to the Reorganization, except to the extent the Stockholder receives cash in lieu of a fractional Acquiring Fund Share in the Reorganization; and

      6.4.6.	A Stockholder's aggregate basis in the
Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired
Fund Common Stock it actually or constructively surrenders in exchange for such Acquiring Fund Shares less the basis in any fractional share for which the Stockholder receives cash in the Reorganization; and its holding period for such Acquiring Fund Shares will include, in each instance, its holding period for such Acquired Fund Common Stock, provided the Stockholder holds such stock as a capital asset at the Effective Time.

Notwithstanding subparagraphs 6.4.2 and 6.4.4, the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on the Funds or any Stockholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

      6.5.	Before the Stockholders Meeting at which the final
vote on this Agreement is taken, Acquired Fund shall irrevocably commence the process for redeeming the Acquired Fund Preferred Stock in accordance with its Articles Supplementary on file with the Department.

      6.6.	At any time before the Closing, either Fund may waive
any of the foregoing conditions (except those set forth in paragraphs 6.1, 6.4, and 6.5) if, in the judgment of its Board, such waiver will not have a material adverse effect on its Fund's stockholders' interests.

7.	BROKERS AND EXPENSES

      7.1.	Each Fund represents and warrants to the other that
there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

      7.2.	All Reorganization Expenses, including fees and
expenses related to printing, mailing, solicitation of proxies, and tabulation of votes, accounting, legal, and custodial fees and expenses, and fees payable to governmental authorities for the registration or qualification of the Acquiring Fund Shares distributable hereunder and all transfer agency costs related thereto, shall be borne by the Funds and the Other Acquired Fund in proportion to their respective net assets determined at the Valuation Time, provided that if the Closings of the Reorganization and the Other Reorganization occur at different times, that determination will be made at the Valuation Time on the date of the first Closing. Notwithstanding the foregoing, expenses shall be paid by the Fund directly incurring them if and to the extent that the payment thereof by another person would result in such Fund's disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.

8.	ENTIRE AGREEMENT; SURVIVAL

      Neither Fund has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the parties. The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith (except the covenant set forth in paragraph 5.9) shall not survive the Closing.

9.	TERMINATION

      This Agreement may be terminated at any time at or before the Effective Time:

      9.1.	By either Fund (a) in the event of the other Fund's
material breach of any representation, warranty, or covenant contained herein to be performed at or before the Effective
Time, (b) if a condition to its obligations has not been met and it reasonably appears that such condition will not or cannot be met, or (c) if the Closing has not occurred on or before December 31, 2008, or such other date as to which the Funds may agree; or

      9.2.	By the Funds' mutual agreement.
In the event of termination under paragraphs 9.1(c) or 9.2, neither Fund (nor its directors/trustees, officers, or stockholders/shareholders) shall have any liability to the other
Fund.

10.	AMENDMENT

      This Agreement may be amended, modified, or supplemented at any time in any manner mutually agreed on in writing by the Funds, notwithstanding Acquired Fund's stockholders' approval thereof; provided that, following such approval no such amendment, modification, or supplement shall have a material adverse effect on the Stockholders' interests.

11.	MISCELLANEOUS

      11.1.	This Agreement shall be governed by and construed
in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws;
provided that, in the case of any conflict between such laws and the federal securities laws, the latter shall govern.

      11.2.	Nothing expressed or implied herein is intended
or shall be construed to confer on or give any person, firm, trust, or corporation other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

      11.3	This Agreement may be executed in one or more
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Fund and delivered to the other Fund. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.4.	Any term or provision of this Agreement that is
invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.

      11.5	Notice is hereby given that this instrument is adopted
on behalf of Acquiring Fund's trustees solely in their capacities as trustees, and not individually, and that Acquiring
Fund's obligations under this instrument are not binding on or enforceable against any of its trustees, officers, or shareholders but are only binding on and enforceable against its property. Acquired Fund, in asserting any rights or claims under this Agreement, shall look only to Acquiring Fund's property in settlement of such rights or claims and not to such trustees, officers, or shareholders.


IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officers as of the day and year first written above.

PROSPECT STREET HIGH INCOME PORTFOLIO INC.
By:	/s/  M. Jason Blackburn
Name:	M. Jason Blackburn
Title:	Treasurer



HIGHLAND CREDIT STRATEGIES FUND
By:	/s/  M. Jason Blackburn
Name:	M. Jason Blackburn
Title:	Treasurer